EXHIBIT 99(a)

                              FRONT SIDE OF PROXY

                             TB&T BANCSHARES, INC.

              SPECIAL MEETING OF SHAREHOLDERS -- FEBRUARY 11, 1998
                     PROXY SOLICATED BY BOARD OF DIRECTORS

    The undersigned hereby appoints Frank D. Yturria, and Julius C. Collins, and each of them, proxies, with full power of substitution, to vote in the manner indicated on the reverse side hereof on proposal (1) and in their discretion on such other business as may properly come before the meeting, any and all of my
(our) shares of record of TB&T Bancshares, Inc., Capital Stock, at the special meeting of shareholders to be held February 11, 1998, at 3:00 p.m., at 3201 Central Boulevard, Brownsville Texas, and at all adjournments of the meeting.

    The merger must be approved by the vote of two-thirds of the shareholders of TB&T Bancshares, Inc. Execution of this Proxy, if voted FOR the merger transaction, will constitute the approval required by Texas law.

                                      Dated _______________________, 1998

                                      ________________________________________

                                      ________________________________________

                                                     SIGNATURES
                                      SIGNATURE(S) SHOULD AGREE WITH THE NAME(S)
                                      TO THE LEFT


                               BACK SIDE OF PROXY

                             (CONTINUED FROM FRONT)

          (Please mark date, sign and return in the enclosed envelope)

Unless otherwise specified, proxies will be voted FOR proposal (1). The Board of Directors recommends a vote FOR proposal (1).

(1) Approval of the agreement to merge TB&T Bancshares, Inc., with and into Texas Regional Delaware, Inc., a wholly-owned subsidiary of Texas Regional Bancshares, Inc., for consideration to consist of 0.1522126 shares of Texas Regional Class A Voting Common Stock for each share of TB&T Bancshares, Inc., capital stock to be delivered upon closing as described in the Agreement and Plan of Reorganization, and an additional 0.0294605 of a share of Texas Regional Class A Voting Common Stock to be deposited into escrow pursuant to a Holdback Escrow Agreement and distributed as described therein, and the related approval of the merger of TB&T Bancshares, Inc.'s wholly owned subsidiary, Texas Bank and Trust, with and into Texas Regional's wholly owned subsidiary, Texas State Bank.

                          [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

    THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE BOARD OF DIRECTORS' RECOMMENDATIONS. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY TO VOTE ON OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

                          (PLEASE SIGN ON OTHER SIDE)